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Exhibit 13 Initial Share Purchase Agreement - Government Short Duration, Short
Duration Plus, Intermediate Duration, Diversified Municipal and New York Municipal Portfolios

SANFORD C. BERNSTEIN FUND, INC.
SHARE PURCHASE AGREEMENT

SANFORD C. BERNSTEIN FUND, INC., an open-end, management investment company organized as a corporation under the laws of the State of Maryland (the "Fund") on behalf of its separate, designated portfolios, Bernstein Government Short Duration Portfolio, Bernstein Short Duration Plus Portfolio, Bernstein New York Municipal Portfolio, Bernstein Diversified Municipal Portfolio and Bernstein Intermediate Duration Portfolio (each a "Portfolio," collectively the "Portfolios"), and Sanford C. Bernstein & Co., Inc., a New York corporation ("Purchaser"), hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to the Purchaser and the Purchaser hereby purchases from the Fund two thousand (2,000) shares (the "Shares") of common stock, $.001 par value, of each Portfolio at a purchase price of $12.50 per Share. The Fund on behalf of the Portfolios hereby acknowledges receipt from the Purchaser of funds in the amount of $125,000.00 (of which $25,000 shall be allocated to each Portfolio) in full payment for the Shares.

2. The Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof and that the Purchaser has no present intention to dispose of the Shares.

3. The Purchaser hereby agrees that if any of the Shares are redeemed by the Purchaser during the sixty (60) months after the Fund commences operations, the Fund on behalf of the Portfolios will be reimbursed for any unamortized organization or initial offering expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of redemption.

4. This Agreement is made by the Fund pursuant to authority granted by the Board of Directors, and the obligations created hereby are not binding on any of the Directors or shareholders of the Fund individually, but bind only the property of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12th day of October, 1988.

SANFORD C. BERNSTEIN FUND, INC.
By: Stuart K. Nelson, Senior Vice President

SANFORD C. BERNSTEIN & CO., INC.
By: Lewis A. Sanders, President